Exhibit 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is entered into effective as of September 1, 2020 and serves to amend the Employment Agreement entered into by and between CNS Pharmaceuticals, Inc., a Nevada corporation (“Company”), and John Climaco (“Executive”), on September 1, 2017 (the “Agreement”). All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

RECITALS:

WHEREAS, the Term of the Agreement will expire on September 1, 2020; and

WHEREAS, the Company and Executive wish to extend the Term of the Agreement and to change the severance period in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Section 5 of the Agreement is hereby amended and restated as follows:

“The term of employment under this Agreement (the “Term) shall be for an initial three-year period commencing on the Effective Date and shall be automatically extended for an additional consecutive twelve (12)-month period on the third anniversary of the Effective Date and each subsequent anniversary thereof, unless and until the Company or Executive provides written notice to the other party not less than sixty (60) days before such anniversary date that such party is electing not to extend the Term, in which case the Term shall end at the expiration of the Term as last extended, unless sooner terminated as set forth below. Following any such notice by the Company of its election not to extend the Term, Executive may terminate his employment at any time prior to the expiration of the Term by giving written notice to the Company at least thirty (30) days prior to the effective date of termination, and upon the earlier of such effective date of termination or the expiration of the Term, Executive shall be entitled to receive the same severance benefits as are provided upon a termination of employment by the Company without Cause as described in Section 7(a).”

2.	Section 7(a) of the Agreement is hereby amended and restated as follows:

Subject to Section 7(b) of the Agreement, if Executive’s employment is terminated prior to the end of the Term, either by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive a severance payment equal to twelve (12) months of Executive’s Base Salary. Such severance payment shall be made in a single lump sum sixty (60) days following such termination, provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company. Such general release shall be delivered on or about the date of termination and must be executed within fifty-five (55) days of termination.

3.	All other terms and conditions of the Agreement remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Agreement as of the date written above.

CNS Pharmaceuticals, Inc.

By:           /s/ Christopher Downs

Name: Christopher Downs

Title: Chief Executive Officer

John Climaco

By:            /s/ John Climaco

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